Exhibit 10.25

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into between Veritone, Inc., a Delaware corporation (the “Veritone”), Veritone One, Inc., a Delaware corporation (“VOI”) and Ryan Steelberg (the “Executive”) effective as of this 14th day of March, 2017 (the “Effective Date”). Veritone and VOI are collectively referred to herein as the “Company.”

WHEREAS, the Company and Executive desire to enter into a written agreement to document the terms of the Executive’s employment with the Company, which agreement shall replace in its entirety any prior employment agreement or understanding pursuant to which the Executive will continue to perform services to the Company.

NOW, THEREFORE, on the basis of the foregoing and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Employment. The term of Executive’s employment under this Agreement shall be for a period of three years commencing on the Effective Date and ending on third anniversary of the Effective Date, subject to earlier termination or renewal as provided in this Agreement (the “Employment Term”). Unless either party notifies the other no later than ninety (90) days prior to the expiration of the Employment Term of its or his intention not to extend and renew, on the expiration of the Employment Term, and on each annual anniversary of the expiration of the Employment Term, this Agreement shall automatically extend and renew for an additional one year period (each of which renewal periods shall form part of the Employment Term), subject to earlier termination as provided in the Agreement. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

2. Duties and Location. During the Employment Term, the Executive shall be employed by the Company as the President of Veritone, reporting directly to the Company’s Chief Executive Officer. Notwithstanding the foregoing, no action may be taken regarding (i) the termination of Executive’s Service with the Company (as defined in the Company’s equity incentive plan then in effect (the “Stock Plan”)), or any other action listed in Section 7.2(b) below, without the approval of the Company’s Board of Directors (the “Board”) or (ii) Executive’s compensation or bonus (without the approval of the Compensation Committee of the Board (the “Committee”). Executive shall have such duties, responsibilities and powers that are customary for an individual holding the position of the President. Executive shall faithfully and diligently perform such duties of said office that are customary for an individual holding the position of the President, as well as such other lawful related duties of an executive nature as may be reasonably requested by the Chief Executive Officer from time to time; provided however, that Executive shall continue to have material input regarding (a) the Annual Operating Plan to be established for the Company each year; and (b) all merger and acquisition transactions, financing, technology and strategic transactions, and other material transactions undertaken by the Company. Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder (except for permitted vacation periods and reasonable periods of illness or other disability); provided however, nothing contained herein shall prohibit the Executive from engaging in (i) charitable, civic and industry work, (ii) occasional lectures and teaching at educational and/or charitable institutes, (iii) subject to the consent of the Audit Committee or any other committee designated by the Board, service on boards of directors of non-competing companies, and (iv) advising other companies or businesses as may be pre-approved in writing by the Company’s Audit Committee or any other committee designated by the Board; provided that, with respect to (i) through (iv) above, such service, work or activities do not materially interfere with Executive’s performance of his duties to the Company (as determined by the Company’s Audit Committee or any other committee designated by the Board after thirty (30) days’ notice to Executive and Executive’s opportunity to cure). Executive shall be based at the Company’s offices located in Newport Beach, California or at such other offices of the Company located within thirty-five (35) miles of Executive’s residence as of the Effective Date.

3. Compensation.

3.1. 2016 Compensation. In consideration for Executive’s services rendered to the Company during the year ended December 31, 2016, the Company shall pay to Executive a cash bonus in the amount of Three Hundred Fifty Thousand Dollars ($350,000), which bonus shall be payable as follows (i) $175,000 of such bonus shall be paid on or before March 15, 2017; and (ii) the balance shall be payable upon the earlier of (A) 30 days prior written demand after the completion of the Company’s initial public offering pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Initial Public Offering”); or (B) February 15, 2018.

3.2. Annual Compensation. In consideration for the services rendered by Executive hereunder during the Employment Term, the Company shall pay to Executive for services rendered on and after the Effective Date, during the Employment Term a base salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per annum (the “Annual Salary”), which shall be payable in accordance with the regular payroll practices of the Company applicable to senior executives (but in no event less frequently than on a monthly basis). The Compensation Committee shall review Executive’s Annual Salary (with input from the Chief Executive Officer) at least on an annual basis and the Annual Salary may be increased from time to time at the discretion of the Compensation Committee. Any increase in Executive’s Annual Salary shall thereupon be the “Annual Salary” for the purposes hereof.

3.3. Bonus. During the Employment Term, in addition to the Annual Salary, commencing as of the of the current fiscal year and for each fiscal year of the Company thereafter during the Employment Term, Executive shall be entitled to receive bonuses (cash or otherwise), in the sole discretion of the Compensation Committee, from time to time. Such bonuses may be based upon performance criteria established by the Compensation Committee; provided that the Compensation Committee shall be required to consult with Executive before establishing any specified performance criteria for any fiscal year.

3.4. Applicable Withholdings. The Company shall deduct and withhold from all compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts that the Company determines are required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Equity Grants. The Company shall grant to Executive the following two stock options, which options shall be granted as of the date the underwriting agreement for the Initial Public Offering is signed (the “IPO Effective Date”) provided that Executive is in Service (as defined in the Stock Plan) with the Company under this Agreement on such date, and such options shall have an exercise price per share equal to the price to the public in the Initial Public Offering. Such options shall be granted under the Company’s equity incentive plan then in effect (the “Stock Plan”) and shall be subject to all of the terms and conditions of the Stock Plan and the form Notice of Grant of Stock Option and Stock Option Agreement approved for use under the Stock Plan, except as otherwise provided herein.

4.1. Time-Based Option. The first stock option to be granted to Executive (the “Time-Based Option”) shall be an option to purchase that number of shares of the Company’s Common Stock equal to five percent (5%) of the Company’s outstanding shares of capital stock as of the IPO Effective Date on a “Fully Diluted Basis”, which shall give effect to (i) the issuance of shares in the Initial Public Offering; (ii) the conversion of all of the Company’s Preferred Stock in connection with the Initial Public Offering; (iii) the conversion in full of all outstanding principal and accrued interest on the Acacia Secured Promissory Note dated August 15, 2016; (iv) the exercise in full of the Acacia Primary Common Stock Purchase Warrant dated August 15, 2016; (v) the assumed exercise in full of all other outstanding options and warrants to purchase shares of the Company’s capital stock as of the IPO Effective Date; and (vi) the assumed conversion of all other convertible securities of the Company as of the IPO Effective Date. The Time-Based Option shall vest in 36 equal monthly installments upon Executive’s completion of each month of Service (as defined in the Stock Plan) over the three (3) year period measured from the IPO Effective Date.

4.2. Performance-Based Option. The second stock option to be granted to Executive (the “Performance-Based Option”) shall be an option to purchase that number of shares of the Company’s Common Stock equal to two and one-half percent (2.5%) of the Company’s outstanding capital stock as of the IPO Effective Date, on a Fully Diluted Basis (as described above). The Performance-Based Option shall vest in full upon the earlier of (i) the date the market capitalization of the Company, based on the closing price per share of capital stock of the Company’s Common Stock as reported on the Company’s primary stock exchange/market on such date multiplied by the number of shares of capital stock of the Company outstanding, equals or exceeds Four Hundred Million Dollars ($400,000,000.00) for at least five consecutive trading days, or (ii) the fifth anniversary of the closing of the Initial Public Offering, provided that the Executive is still in the Service of the Company (as defined in the Stock Plan) on such date.

4.3. Acceleration of Options. The vesting of the Time-Based Option and the Performance-Based Option (collectively, the “Options”) shall accelerate (i) in full if the Company terminates Executive without Cause (as defined below); (ii) with respect to fifty percent (50%) of the then unvested shares subject to the Options if the Executive resigns for Good Reason (as defined below); or (iii) if there is a Change in Control (as defined in the Stock Plan) in which the Options are not assumed in the Change in Control or are otherwise cancelled in connection with the Change in Control; provided, however, that under subsection (iii) above, the Performance-Based Option shall only accelerate if the aggregate equity value of the Company in the Change in Control is equal or greater than $400 million.

5. Benefits. During the Employment Term, the Executive will be eligible for all employee benefits, and to participate in all employee benefit plans, which the Company makes available to its full-time employees, subject to the terms and conditions of the Company’s personnel policies or benefit plans, as applicable governing such benefits. Such benefits shall include in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, or such other benefits as programs as are currently being provided to Executive and his family, which shall include, without limitation, reimbursement by the Company for Executive’s separate health insurance policy, on comparable terms as currently provided to Executive. Executive shall accrue vacation at a rate at least equal to twenty (20) days of paid vacation each calendar year pursuant to the Company’s then existing vacation policy without regard to any caps on accrual of such vacation. In addition to the foregoing, Executive shall also be eligible for paid sick time and paid holidays provided to any other employees of the Company.

6. Expenses. The Company shall promptly (but in no event later than the end of the calendar year following the calendar year during which the expenses referred to below in this Section 6 are incurred) pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive in the performance of the Executive’s services under this Agreement; provided that the Executive submits reasonable proof of such expenses in accordance with the Company’s expense reimbursement policies then in effect for the Company’s employees.

7. Certain Terminations of Employment.

7.1. Termination upon Death or Disability. If the Executive dies during the Employment Term, the Employment Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 7.1. If the Executive becomes Disabled (as defined below), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. For purposes of this Agreement, the Executive will only be considered “Disabled” if the Executive is unable by reason of accident or illness (including mental illness) to perform essential job functions of his position for more than 180 consecutive days with reasonable accommodation that does not cause undue hardship. “Disability” will be determined by a physician reasonably acceptable to the Company and Executive or his legal representatives. If the Executive is terminated due to death or by reason of becoming Disabled, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to (A) any Annual Salary earned prior to the date of termination of employment, (B) reimbursement under this Agreement for expenses incurred prior to the termination of employment; (C) payment for any earned but unused vacation days, (D) any other amounts to which Executive is legally entitled to as of the date of his termination (the amounts in clauses (A) through and including (D) being the “Accrued Amounts”), and (E) any outstanding options held by Executive to the extent vested as of the date of such termination may be exercised by Executive or Executive’s estate for a period of one year following termination of employment in accordance with this Section 7.1, and (ii) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. Any payments made pursuant to this Section 7.1 shall be made within thirty (30) days of the termination of the Executive’s employment with the Company.

7.2. Termination by the Company for Cause; Resignation of the Executive without Good Reason; Expiration of the Employment Term.

(a) For purposes of this Agreement, “Cause” shall mean: (i) a breach by the Executive of a material provision of the Agreement; or (ii) the Executive’s conviction, guilty plea or plea of nolo contendere for any crime involving financial impropriety, moral turpitude, or in any felony criminal proceeding, in each case that was materially detrimental to the Company’s reputation or business; provided that, with respect to the actions, events or conditions described in clauses (i) and (ii) above, any termination by the Company shall be presumed to be other than for Cause unless (A) the Company provides written notice to Executive of the applicable action, event or condition allegedly constituting Cause (which notice shall specify in reasonable detail the particulars of such action, event or condition), and (B) if such condition can be cured, rescinded or remedied, the Executive fails to cure, rescind or otherwise remedy the applicable action, event or condition described in such written notice within thirty (30) days after delivery of such written notice (or such longer period as the Company may agree in writing).

(b) For the purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation from his employment with the Company for any one or more of the following events which occurs, without Executive’s written agreement that such event will not constitute a “Good Reason” event: (i) a material reduction in the Executive’s duties, powers and responsibilities; (ii) if the Executive no longer reports directly to the Chief Executive Officer or the Company’s reporting structure is changed so that any of the Company’s officer positions (which currently report to Executive) no longer report to the Executive; (iii) a material reduction in Executive’s compensation, which shall deemed to have occurred if Executive’s Annual Salary has been reduced by ten percent (10%) or more without the Executive’s prior written consent; (iv) a relocation of the Company’s offices by more than thirty-five (35) miles outside of Executive’s residence as of the date hereof; or (v) the Company’s breach of any material provision of this Agreement. In order for a termination to constitute a termination for “Good Reason” hereunder, Executive must give the Company written notice of his intent to resign for Good Reason within ninety (90) days following the date Executive first learns of such Good Reason event, and the Company shall not have cured such Good Reason event within thirty (30) days following receipt of such notice from the Executive and Executive’s employment must terminate upon expiration of such thirty (30)-day period.

(c) If the Company terminates Executive for Cause, if the Executive resigns from the Company without Good Reason, or if Executive’s employment terminates at the end of the Employment Term, then (i) the Executive shall receive the Accrued Amounts, and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after such termination of employment.

7.3. Termination by the Company without Cause or Resignation for Good Reason. Notwithstanding anything to the contrary contained herein, the Company may terminate the Executive’s employment at any time for any reason or no reason. If the Company terminates Executive’s employment with the Company during the Employment Term without Cause (excluding a termination covered by Section 7.1) or Executive resigns for Good Reason, then the Executive shall receive (i) the Accrued Amounts, and (ii) if a general release of all claims as provided below is executed and delivered by Executive to the Company, in the form attached as Exhibit A, and has become irrevocable, all within the fifty-two (52) days following termination (it being expressly agreed and understood that other than the Accrued Amounts, no payment or benefit under this Section 7.3 shall be required to be paid or provided unless and until the foregoing release requirement is satisfied), then Executive shall receive full payment of his Annual Salary (as in effect immediately before such termination) through the then current Employment Term in the form of a single lump sum payment, within sixty (60) days of such termination, subject to the requirements of 409A as defined below (the “Severance”). Payment of Severance shall be conditioned on Executive’s execution (and non-revocation) of a general release of all claims against the Company and its affiliates (subject to customary exceptions for continuing obligations covered by indemnification or director and officers insurance and share ownership) in the form attached hereto as Exhibit A; and the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. All Severance due shall also be subject to Section 14.2. For avoidance of doubt, the termination of the Executive’s employment at the end of the Employment Term shall not be treated as termination during the Employment Term without Cause eligible for Severance.

8. Section 280G Matters. In the event that any payment, accelerated vesting or other benefit payable to Executive under this Agreement together with any other benefits received by Executive under any other Agreement would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) (“Parachute Payments”), the following rules shall apply: If at such time the Company is not an entity whose stock is readily tradable on an established securities market (and the Company is otherwise eligible to use the exception in Section 280G(b)(5)(A)(ii)) and if the Executive agrees to waive the right to receive and/or repay any Parachute Payment as required by applicable regulations under Section 280G(b)(5) of the Code (a “280G Waiver”), the Company shall seek to obtain stockholder approval in accordance with the terms of Section 280G(b)(5)(A)(ii) and the regulations thereunder. If at such time either Section 280G(b)(5)(A) is not available for the Company or the Executive does not provide a 280G Waiver, then Executive will be entitled to receive either (i) the full amount of the Parachute Payments, or (ii) the maximum amount that may be provided to Executive without resulting in any portion of such Parachute Payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local taxes and the excise tax under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest portion of the Parachute Payments. The repayment and/or reduction of payments or benefits which would be Parachute Payments (each a “Payment”) contemplated by the preceding sentence shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payments with the highest Parachute

Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. Any such repayment or reduction will in all events comply with 409A. For purposes of the foregoing, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment for purposes of Section 280G and the denominator of which is the intrinsic value of such Payment.

9. Indemnification Agreement. The Company shall enter into an indemnification agreement with Executive in substantially the form of indemnification agreement adopted by the Company for the Company’s officers and directors.

10. At Will Agreement. Executive’s employment with the Company is at will, which means that it may be terminated by either the Company or Executive at any time, for any reason, without reason, and without advance notice.

11. Covenants of the Executive. As condition of employment hereunder, Executive shall sign and deliver to the Company the Company’s form of Employee Information and Proprietary Information and Inventions Assignment Agreement, in substantially the form attached hereto as Exhibit B, to the extent such form agreement has not been previously executed by the Executive.

12. Non-Solicitation. Executive covenants and agrees that for one (1) year following the date on which Executive’s employment is terminated, regardless of the reason that Employee’s employment is terminated, Executive shall not directly or indirectly: (a) solicit for employment to any then current employee of the Company (including, without limitation, any person employed by the Company after the date hereof), or (b) encourage any person, vendor or supplier to terminate such person’s employment or relationship with the Company, as applicable. Notwithstanding the foregoing, nothing herein shall prevent the Executive from placing general advertisements for employment which are not specifically directed to, or intended to encourage response from, the other party’s employees, or from hiring individuals who respond to such advertisements. This provision shall be in addition to the non-solicitation provision set forth in the PIIAA, which shall remain in full force and effect.

13. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

13.1. This Agreement will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

13.2. Neither the execution and delivery of this Agreement by the Executive nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive.

13.3. The representations and warranties of the Executive contained in this Section 13 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

14. Other Provisions.

14.1. Severability. If it is determined that any of the provisions of this Agreement, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

14.2. Section 409A Matters. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits provided under this Agreement are intended to be exempt from Section 409A under the “separation pay exception” to the maximum extent applicable. Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. All separation payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. If a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. If the Executive is treated as a “specified employee” (as determined by the Company in its discretion in accordance with applicable regulations under Section 409A of the Code) at the time of his or her separation from service (within the meaning of Section 409A of the Code) from the Company and each employer treated as a single employer with the Company under Section 414(b) or (c) of the Code, and if any amount(s) of nonqualified deferred compensation (within the meaning of Section 409A of the Code) are payable under this Agreement by reason of the Employee’s separation from service, then payment of the amounts so treated as nonqualified deferred compensation which would otherwise be payable during the six month period following the Employee’s separation from service will be delayed until the earlier of (i) the first business day which is at least six months and one day following the date of such separation from service, (ii) the death of the Employee, or (iii) such earlier date on which payment is permitted under Section 409A(a)(2)(B) of the Code.

14.3. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be (i) delivered personally, (ii) sent by reputable overnight courier that guarantees next business day delivery or (iii) sent by certified or express mail, postage prepaid (return receipt or signature confirmation of receipt required). Any such notice shall be deemed given when so delivered personally, or if sent via reputable overnight courier, one business day after the date of deposit with such courier or, if mailed (certified and/or express mail), five days after the date of deposit in the United States mails as follows:

(a)	If to Veritone and/or VOI, to:

Veritone, Inc.

3366 Via Lido

Newport Beach, CA 92663

Attention: General Counsel

with a copy to:

Morgan, Lewis & Bockius, LLP

600 Anton Boulevard, Suite 1800

Costa Mesa, CA 92626

Attn: Ellen S. Bancroft, Esq.

(b)	If to the Executive, to:

Ryan Steelberg

(at Executive’s last residence as

provided by Executive to the

Company for payroll records)

with a copy to:

Chris Erwin, Esq.

Erwin Legal PC

47 Discovery, Suite 160

Irvine, California 92618

Any such person may by notice given in accordance with this Section 14.3 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

14.4. Board Action. Any actions permitted or required by the Board under this Agreement must be taken by the Board at a meeting of the Board, duly noticed and held.

14.5. Return of Property and Resignation. Promptly upon the Executive’s termination from employment, the Executive shall return all property of the Company and its affiliates and shall resign as an officer of the Company and its affiliates.

14.6. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, understandings or agreements, written or oral, made by the Company or any of its officers, directors, stockholders or attorneys with respect thereto.

14.7. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15. Governing Law; Venue THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS. Executive and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Orange County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California) in connection with any dispute regarding the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with Executive’s employment with the Company or services rendered hereunder.

16. Arbitration. The parties agree that any and all disputes, claims, or controversies between the parties to this Agreement, including any dispute, claim or controversy arising out of or relating to an interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Orange County, California administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration Rules. The Federal Arbitration Act (“FAA”) shall apply to the interpretation of this arbitration provision. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each party shall separately pay his own attorneys’ fees and expenses.

17. Binding Effect. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Company’s successor-in-interest, the Executive’s heirs and the personal representatives of the Executive’s estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and its rights hereunder and to delegate all or any part of its obligations hereunder to the Company’s successor in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, but in such event such assignee shall expressly assume all obligations of the Company hereunder. In the event the Company has had a Change in Control and the Company is not the surviving party or successor in such Change in Control, then the Company agrees to have such successor or surviving party expressly assume the Company’s obligations under this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

18. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

19. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[SIGNATURES ON NEXT PAGE]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year written below.

VERITONE, INC.

By:	/S/ PETER COLLINS Peter F. Collins, Chief Financial Officer

Date: March 14, 2017

VERITONE ONE, INC.

By:	/S/ PETER COLLINS Peter F. Collins, Chief Financial Officer

Date: March 14, 2017

/S/ RYAN STEELBERG
RYAN STEELBERG

Date: March 14, 2017

VERITONE, INC.

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

Exhibit A

Form of Release

GENERAL RELEASE

This GENERAL RELEASE (this “Agreement”) is made and entered into by and between                     (hereinafter “Executive”) and Veritone, Inc. (hereinafter “Employer”), and inures to the benefit of Employer’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns of Employer.

RECITALS

A. Executive has worked for Employer for a period of time in an executive capacity, and has received substantial equity in Employer for the services that he provided to Employer.

B. Executive’s employment with Employer ended effective                    .

C. Executive and Employer wish permanently to resolve any and all disputes arising out of the termination of Executive’s employment with Employer.

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, Employer and Executive agree as follows:

1. No Admission of Liability. The parties agree that the execution of this Agreement, and the performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party.

2. Wages and Vacation Time Paid. Executive acknowledges that he as a result of the equity and other consideration that he received, he was fully and completely compensated for all services that he provided to Employer.

3. Release Benefit. Pursuant to the terms of Executive’s Employment Agreement, he is entitled to certain benefits if he agrees to release all known and unknown claims against Employer (the “Release Benefits”). Executive acknowledges and agrees that he is not entitled to the Release Benefits unless and until he executes this General Release.

4. General Release. Executive for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Employer and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Executive’s employment, Executive’s employment agreement, grants of equity interests to Executive, and cessation of Executive’s employment with Employer.

5. Release of Employment Related Claims. Executive understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including, without limitation, claims for unpaid wages, wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the California Family Rights Act, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Executive understands, however, that this Agreement does not extend to claims that may not be released as a matter of law. In addition, Executive understands and agrees that this release does not prevent Executive from making a complaint with, contacting, or participating in an investigation with a federal governmental agency such as the Equal Employment Opportunity Commission, the Department of Labor, and the Securities and Exchange Commission, but does waive and release any claim for damages or monetary relief associated with such a complaint or communication.

6. Release of Disputed Wage Claims. Executive understand and agrees that Executive is releasing all claims related to disputes over wages owed to employees, including but not limited to, disputed wages, vacation, bonuses, overtime, break premiums, and any other type or form of disputed compensation for time worked.

7. Release of Unknown Claims. Executive expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against Employer or any of the other Releasees.

8. Entire Agreement. Executive acknowledges and agrees that no promises or representations were made to him which do not appear in this Agreement, and that this Agreement contains the entire agreement of the parties on its subject matter. Executive acknowledges and agrees that he enters into this Agreement based upon his own judgment and not in reliance upon any representations or promises made by Employer or anyone acting on behalf of Employer, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

9. Voluntary Execution. Executive hereby acknowledges that he has read and understands this Agreement and that he signs this Agreement voluntarily and without coercion. Executive further acknowledges that he has been advised by Employer to obtain independent legal advice regarding the matters contained in this Agreement. Executive further acknowledges that the waivers he has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights waived.

10. Severability. If any provision of this Agreement, it will not affect the enforceability of the remaining provisions and all remaining provisions will be enforced to the extent permitted by law.

11. Modification. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

12. Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS. Executive and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Orange County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California) in connection with any dispute regarding the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with Executive’s employment with the Company or services rendered hereunder.

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13. Arbitration. The parties agree that any and all disputes, claims, or controversies between the parties to this Agreement including any dispute, claim or controversy arising out of or relating to an interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Orange County, California administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration Rules. The Federal Arbitration Act (“FAA”) shall apply to interpretation of this arbitration provision. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each party shall separately pay his own attorneys’ fees and expenses. Executive and Employer waive any right to bring or pursue class or representative claims in arbitration. Executive understands that by signing this Agreement, Executive waives any right to bring a class, collective, or representative claim against Employer, and any arbitration will be on behalf of Executive only.

14. Time for Consideration. Executive understands that he is entitled to have 21 days’ time in which to consider this Agreement. Employer advises Executive to obtain the advice and counsel from the legal representative of his choice. Executive executes this Agreement having had sufficient time within which to consider its terms. Executive represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period.

15. Revocation. Executive understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Executive does not revoke this Agreement in writing. Executive understands that this Agreement may not be revoked after the seven day revocation period has passed. Executive understands that any revocation of this Agreement must be made in writing and delivered to Employer at 3366 Via Lido, Newport Beach, CA 92663 within the seven (7) day period.

BY SIGNING THIS AGREEMENT, EXECUTIVE REPRESENTS THAT EXECUTIVE READ THIS AGREEMENT AND KNOWS THAT EXECUTIVE GIVES UP IMPORTANT RIGHTS.

Dated:
Executive

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Exhibit B

Employee Proprietary Information and Invention Assignment Agreement

(attached hereto)

VERITONE, INC.

EMPLOYEE NONDISCLOSURE

AND

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment with, and the compensation I receive from Veritone, Inc., a Delaware corporation, and/or its wholly owned subsidiaries, Veritone One, Inc., Veritone Enterprise, LLC., and Veritone Politics, LLC., all of which are Delaware legal entities, together with their respective current and future subsidiaries and affiliated companies (collectively, the “Company”), including without limitation the shares and stock options to be granted to me by the Company, I hereby represent and agree as follows:

1. Confidential and Proprietary Information. I understand that the Company possesses and will possess Proprietary and Confidential Information which is important to its business. For purposes of this Agreement, “Confidential and Proprietary Information” is generally any and all nonpublic information that was or will be developed, created or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which relates to and has commercial value in the Company’s Business (as hereinafter defined). I acknowledge that all right, title and interest in and to such Confidential and Proprietary Information is vested with the Company, unless I can establish that (a) such information is or becomes publicly known through lawful means; (b) such information was rightfully in my possession or part of my general knowledge prior to my work or service with or employment by the Company; or (c) such information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and who did not learn of it from the Company. For purposes of this Agreement, the term “Company’s Business” shall mean the development, marketing and licensing of software/firmware for artificial intelligence applications (including, without limitation, the Company’s software platform, elements thereof and applications therefor), the operation of an advertising agency, and services related to such lines of business.

1.1. Confidential and Proprietary Information includes, without limitation, information (whether developed by me or conveyed orally, in writing, or otherwise embodied in any form of media, and whether developed or conveyed before, upon or after the date hereof) relating to (i) all nonpublic information relating to the Company’s internal communications to its employees, consultants, directors, shareholders, agents, clients, customers, vendors and suppliers, (ii) client/customer lists, vendor/supplier/partner lists, or other lists or compilations containing client, customer, vendor, supplier or partner information; (iii) nonpublic information about the Company’s products or services, proposed products or services, research, product development, know-how, ideas, concepts, inventions, techniques, formulations, trade secrets, processes, costs, profits, markets, business plans, marketing plans, strategies, forecasts, financial statements, financing plans, budgeting, valuations, capitalizations, sales or commissions, and product flow charts; (iv) plans for the future development or new product concepts; (v) design, manufacturing, marketing, pricing, sales or distribution techniques or processes, documents, books, papers, drawings, schematics, models, prototypes, sketches, computer programs, databases or other data, including electronic data recorded or retrieved by any means; (vi) the skills, performance and terms of employment or service of other employees, consultants, service providers or independent contractors; (vii) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, source code, algorithms, object code, documentation, diagrams, flow charts, research development, new product concepts, data sets, processes and procedures relating to any software; (viii) all other information that has been or will be developed by me in the course of my work on behalf of the Company or given to me in confidence by the Company; and (ix) any information described above which the Company obtains from another party and which the Company treats as proprietary, designates as Confidential and Proprietary Information, or otherwise has a confidentiality obligation with respect thereto.

1.2. I understand that the Company possesses or will possess Company Materials which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody or otherwise describe Confidential and Proprietary Information, or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. Company Materials include, without limitation, files, blueprints, drawings, photographs, charts, graphs, notebooks, presentations, business plans, financial and accounting records, customer/client lists, vendor lists, supplier lists, partner lists, computer software, computer network diagrams and schematics, media or printouts, audio and/or video recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

2. Intellectual Property.

2.1. Subject to the provisions of Section 1 (a), (b) and (c) of this Agreement, all Confidential and Proprietary Information and Company Materials and all right, title and interest in and to any patents, patent rights, copyrights, trademark rights, mask work rights, trade secret rights, and all other intellectual and industrial property and proprietary rights that currently exist or may exist in the future anywhere in the world in connection with, or related to such Confidential and Proprietary Information or Company Materials (collectively the “Rights”) shall be the sole property of the Company. I hereby assign to the Company any Rights I may have (to the extent not previously transferred to the Company) or hereafter acquire in such Confidential and Proprietary Information and Company Materials.

2.2. At all times, both during my employment with the Company and after its termination, I will keep in confidence and trust and will not use or disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information, Company Materials or anything relating to it without the prior written consent of an executive officer of the Company except as may be necessary and appropriate in the ordinary course of performing my duties to the Company. The disclosure restrictions of this Agreement shall not apply to any information that I can document that is generally known to the public through no fault of mine.

2.3. Notwithstanding the foregoing, as may be required to comply with legal process, I may disclose Confidential and Proprietary Information and/or Company Materials in response to a valid subpoena or request for production of documents issued by a court or governmental agency having jurisdiction over me and any Confidential and Proprietary Information and/or Company Materials, provided that I give prompt notice to the Company of any such subpoena or request served on me, cooperate with the Company and its counsel with seeking a protective order over any such requested Confidential and Proprietary Information and/or Company Materials, and limit any required disclosure to the Confidential and Proprietary Information and/or Company Materials specifically required by the requesting judicial or governmental agency.

2.4. Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

2.5. I agree that during my employment or service with the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as provided in Section 2.3 above, or as necessary or appropriate in connection with performing the duties of my employment with the Company. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or for no reason, or during my employment if so requested by the Company, I will return all Confidential and Proprietary Information, Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

2.6. I understand that nothing in this Agreement limits or impedes me from communicating with the Securities and Exchange Commission (“SEC”) about possible securities law violations or alleged facts relating to such violations. Employer will not enforce or threaten to enforce this Agreement as to direct communications between me and the SEC.

2.7. I understand that federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•	Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)).

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2).

3. Inventions.

I agree that all “Inventions” (which term includes, without limitation, patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how and data related to the Company’s Confidential and Proprietary Information and all improvements, rights and claims related to the foregoing), which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) in the course of my work or service with, or employment by, the Company that relate to or are used in the Company’s Business or relate to the Company’s actual or demonstrably anticipated research or development (whether before, upon or after the date of this Agreement), shall be the sole property of the Company to the maximum extent permitted by law, including Section 2870 of the California Labor Code, if applicable.

3.1. I hereby irrevocably assign, without further consideration, all such Inventions to the Company (free and clear of all liens and encumbrances), and the Company shall be the sole owner of all Rights in connection therewith. Notwithstanding the foregoing, no assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by California Labor Code Section 2870, which states:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

I acknowledge that all original works of authorship made by me (in whole or in part, either alone or jointly with others) within the scope of my work with the Company (prior to my employment) or my employment with the Company that are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act (17 USCA, Section 101). I will not disclose Inventions covered by this Section 3.2 to any person outside the Company other than as necessary or appropriate in connection with performing the duties of my employment with the Company, unless I am requested to do so by the Board of Directors of the Company. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights (collectively, the “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would otherwise violate such Moral Rights in the absence of such waiver and consent. I will confirm any such waivers and consents from time to time as requested by the Company.

3.2. I agree to maintain adequate and current written records on the development of all Inventions and to disclose promptly to the Company all such Inventions and relevant records, which records shall be deemed Company Materials and accordingly, will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention, but is conceived, developed, or reduced to practice by me (in whole or in part, either alone or jointly with others) during my employment, shall be promptly disclosed to the Company’s General Counsel (such disclosure to be received in confidence). The Company shall examine such information to determine if, in fact, the ideas, process, or invention, etc., constitutes an Invention subject to assignment under Section 3.

3.3. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or my assignment with respect to such Inventions in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, enforce or defend any Rights relating to any assigned Invention, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact, with full power of substitution, to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

3.4. I represent that I have validly assigned to the Company all Inventions and all Rights in patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how and data that (a) relate to or are used in the Company’s Business (including, without limitation, the Company’s software platform, elements thereof and applications therefor) or relate to actual or demonstrably anticipated research or development and (b) I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my work or service with or employment by the Company. I agree that my obligations under Section 3.4 shall extend to the assignments described in the preceding sentence. In addition, if I incorporate, integrate or use (or allow the incorporation, integration and use) of any inventions owned by me, or in which I have an interest (that do not constitute works made for hire owned by the Company or are not otherwise assigned to the Company) into/with a Company product, process, service, software, machine or other technology, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to (directly or indirectly) reproduce, perform, display, create derivative works, distribute, transmit, make, have made, modify, manufacture, practice, import use, sell and otherwise commercially exploit all such inventions as part of, or in connection with, such Company product, process, service, software, machine or other technology.

3.5. I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code or any analogous provision of any other jurisdiction.

4. Prior Actions and Knowledge. I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Confidential and Proprietary Information and have not (i) disclosed any Confidential and Proprietary Information or delivered any Company Materials, in whole or in part, to anyone outside of the Company, or (ii) used, copied, published, or summarized any Confidential and Proprietary Information, or removed any Company Materials, in whole or in part, from the business premises of the Company, except to the extent necessary to carry out my responsibilities as an employee of the Company.

5. Former Employer Information. I agree that I will not, during the term of my employment with the Company, improperly use or disclose any confidential information, proprietary information or trade secrets of my former or concurrent employers that have not previously been validly assigned to the Company. I agree that I will not bring onto the premises of the Company any document or any property belonging to my former employers unless previously consented to in writing by them, which I will demonstrate by providing a copy of such written consent to the Company. I represent and warrant that I have returned all property and confidential information belonging to all prior employers.

6. No Conflict with Obligations to Third Parties. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary or confidential information acquired by me in confidence or in trust prior to my employment with the Company. I represent and warrant that I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith, or in conflict with my employment with the Company, or with any of my obligations under this Agreement.

7. Non-Solicitation of Company Service Providers. During the term of my employment with the Company and for one (1) year thereafter, I will not encourage or solicit, directly or indirectly, any person who is personally providing services to the Company as an employee, consultant or independent contractor (each, a “Service Provider”) to reduce or terminate his or her employment or services to the Company for any reason. As part of this restriction, I will not interview or provide, directly or indirectly, any input to any third party regarding any such Service Provider during the one (1) year period subsequent to the termination of my employment with the Company. However, this restriction will not affect any responsibility that I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

8. Duty of Loyalty. I agree that, during my employment with the Company, I will not provide consulting services to, or become an employee of, any other firm or person engaged in a business that is in any way competitive with the Company without first informing the Company of the existence of such proposed relationship and obtaining the prior written consent of the Company’s Chief Executive Officer, or Chief Financial Officer.

9. Company Authorization for Publication. Prior to my submitting or disclosing for possible publication or dissemination outside the Company, any material prepared by me that incorporates information that concerns the Company’s Business or anticipated research, I agree to deliver a copy of such material to an executive officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Confidential and Proprietary Information or Inventions, and I agree to make such deletions and revisions that are reasonably requested by the Company to protect its Confidential and Proprietary Information and Inventions. I further agree to obtain the written consent of an executive officer of the Company prior to any review of such material by persons outside the Company.

10. Name and Likeness Rights, Etc. During my employment with the Company, I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video and digital or other electronic media), for whatever purposes the Company deems reasonably necessary.

11. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act. I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Therefore, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate without the need to post a bond or any other security. This right shall be in addition to any other remedy available to the Company. In addition, I recognize that the unauthorized taking of any of the Company’s trade secrets (a) is a crime under California Penal Code Section 499c and may be punishable by imprisonment in a state prison or in a county jail for a time not exceeding one (1) year, or by a fine not exceeding Five Thousand Dollars ($5,000), or by both such fine and such imprisonment; and (b) could result in civil liability under the California Uniform Trade Secrets Act, among other laws or legal theories, and that such willful misappropriation may result in an award against me for triple the amount of the Company’s damages and the Company’s attorneys’ fees in collecting such damages.

12. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

13. Survival. I agree that my obligations under Section 1, Section 2, Section 3, and the provisions of Sections 11 through 17 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

14. Governing Law; Severability. I agree that any dispute regarding the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of law provisions thereof, even if I may work for the Company outside of California or the United States. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable, such illegal or unenforceable provision(s), or any portion thereof, shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms thereof.

15. Successors and Assigns. This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company and its successors and assigns. I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer my duties at some time during the term of my employment from my employment with Veritone, Inc. or one of Veritone’s subsidiaries, to any other parent, subsidiary or other company affiliated with Veritone, Inc.

16. Entire Agreement; Modification. The terms of this Agreement (including all attached Exhibits, which are incorporated herein by this reference) are the final expression of my agreement with respect to its subject matter herein and may not be contradicted by evidence of any prior or contemporaneous agreement or understanding, whether oral or written. This Agreement can only be modified by a subsequent written agreement executed by me and an executive officer of the Company.

17. Certification of Compliance. I agree that upon termination of my employment with the Company, for any reason, I shall re-read this Agreement, and I will sign and remit to the Company a certification of my compliance with this Agreement, in the form attached hereto as Exhibit A, no later than five (5) days after the effective date of my termination of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

Date:	March , 2017
Ryan Steelberg

EXHIBIT A

CERTIFICATION OF COMPLIANCE

I certify that I have received a copy of the Employee Nondisclosure and Proprietary Information and Inventions Assignment Agreement (the “Agreement”) that I signed in connection with my employment with Veritone, Inc., or a subsidiary or an affiliate thereof (together and separately, the “Company”).

I certify that I have complied with, and will continue to comply with, the Agreement including, without limitation:

1.	My obligations under Section 2 of the Agreement to preserve the confidentiality of all “Confidential and Proprietary Information” (as defined in the Agreement), and to not disclose nor use any Company Confidential and Proprietary Information unless necessary in the performance of my job duties and responsibilities as an employee of the Company, or as may be expressly authorized in writing by an executive officer of the Company;

2.	My obligation under Section 2 of the Agreement to return to the Company, and to not keep or otherwise retain, any and all “Company Materials” (as defined in the Agreement) as well as any Company apparatus, equipment or other physical property; and

3.	My obligations under Section 7 of the Agreement with respect to non-solicitation of “Service Providers” (as defined in the Agreement) of the Company.

I understand that this Certification of Compliance in no way limits my rights and obligations or the Company’s rights and obligations, under the Agreement.

Date:
Former Employee Signature

Former Employee Name (Please Print)